                                                                    EXHIBIT 99.1

                                       SUPERIOR CONSULTANT HOLDINGS CORPORATION
                                       5225 AUTO CLUB DRIVE
                                       DEARBORN, MI  48126
                                       NASDAQ:  SUPC

Richard D. Helppie -- Chief Executive Officer
Richard R. Sorensen -- Chief Financial Officer
Susan M. Synor --Executive Vice President
(248) 386-8300

FOR IMMEDIATE RELEASE
OCTOBER 28, 2004

SUPERIOR CONSULTANT REPORTS THIRD QUARTER REVENUE AND PROFIT GROWTH ON CONSULTING AND OUTSOURCING STRENGTH

           STRONG MOMENTUM EXPECTED TO DRIVE GROWTH IN 2005 AND BEYOND

SUMMARY FOR THIRD QUARTER 2004


- Net revenue increased 23% to $27.7 million, compared with $22.6 million in the same quarter last year
- Earnings per diluted share of $0.06, or $0.07 per basic share, compared with a loss of ($0.06) per diluted and basic share in the same quarter last year
- Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased 111% to $2.3 million, compared with $1.1 million one year ago
- Outsourcing bookings year to date reached $139 million, an increase of 61% over the same period last year
- Third quarter new consulting bookings of $18.8 million, a 27% increase over the same quarter last year, and $71.7 million year to date
- Letter of Intent signed with a Midwest health system for a five-year outsourcing contract, valued at approximately $14 million
- Outsourcing sales prospect pipeline increased to approximately $1 billion from $859 million last quarter, and represents an increase of 33% over last year
-  Total booked revenue backlog as of September 30, 2004, was $359 million
-  2005 revenue backlog rose to $81.6 million
-  Gained 25 new clients during the quarter

DEARBORN, MICHIGAN, OCTOBER 28, 2004 -- SUPERIOR CONSULTANT HOLDINGS CORPORATION (NASDAQ: SUPC) today reported its third quarter 2004 operating results, confirmed its 2004 annual guidance, and indicated that it expects continued growth in revenue, EBITDA, and earnings in 2005.

For the third quarter, the company reported a net revenue increase of 23% to $27.7 million, compared with $22.6 million in the same quarter a year ago, and $26.9 million in the second quarter of 2004. The company reported a 111% increase in earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter to $2.3 million and earnings per diluted share of $0.06, or $0.07 per basic share. The performance compares with EBITDA of $1.1 million and a net loss of ($0.06) per diluted and basic share in the same quarter last year, and EBITDA of $1.9 million and earnings per diluted and basic share of $0.03 in the second quarter of 2004.

Outsourcing net revenue increased 56% over the same quarter in the prior year. Superior has now achieved more than $139 million in outsourcing bookings during 2004, and the outsourcing sales prospect pipeline has increased to approximately $1 billion from $859 million last quarter. Additionally, the company signed a Letter of Intent with another mid-sized health system for an information technology infrastructure outsourcing assignment.

Consulting net revenue remained consistent with the same quarter in the prior year. During the quarter, the company gained $18.8 million in new consulting bookings, an increase of 27% over the same quarter of 2003. Total consulting bookings for 2004 reached approximately $72 million as of October 22, 2004. Included among the significant contract wins during the quarter were several large system implementation engagements, revenue cycle projects, and clinical transformation work.

The company expects to meet its increased guidance for 2004 as reported on September 20, 2004. Superior anticipates that it will enter 2005 at an annual revenue run rate of $118 million and expects continued revenue improvement. As of October 27, 2004, the booked revenue backlog for 2005 is $81.6 million.

"Superior's success in constructing a unique set of services that bring tangible return to our healthcare clients is gaining increasing favor in the market," said Chief Executive Officer Richard D. Helppie. "Coupled with disciplined sales management and delivery, we expect to gain additional outsourcing and consulting clients who seek the results of Superior's healthcare expertise, healthcare domain depth and robust IT infrastructure. The growth figures recorded to date, together with the visibility provided by our recurring revenue backlog and the opportunities in our sales prospect pipeline, give us confidence for a strong finish to 2004 and momentum in 2005 and beyond."

"Superior increased its net revenue over the same quarter last year and achieved additional operating efficiencies," said Richard R. Sorensen, Chief Financial Officer. "We reported increases in our profit, operating margin, operating cash, and EBITDA. We ended the quarter with $12.1 million in cash. Uses of cash during the quarter consisted primarily of capital purchases for software, equipment, and associated implementation services related to our outsourcing contracts and debt service associated with our financing arrangements."

The company generated $2.7 million in cash from operations.

Superior has secured $16 million in financing for recent and future capital expenditures associated with new outsourcing contracts and for general capital requirements. Also, the company is evaluating additional credit sources and indicates that interest in supporting the company's capital requirements appears strong.

SG&A in the third quarter improved to 21.8% of net revenue from 22.5% last quarter and 28.7% in the same quarter of 2003. Days Sales Outstanding (DSO) were 51, compared with 55 last quarter and 50 one year ago.

Operating margin improved to 3.4% in the quarter, compared with 2.1% (4.2% excluding the impact of the sale of the company's former headquarters building) in the prior quarter and (1.1%) in the same quarter of 2003. Gross margin for the quarter was 25.2%, compared with 27.7% in the same quarter one year ago and 26.6% last quarter.

"Superior's outsourcing and consulting units achieved sales and delivery success," said George S. Huntzinger, President and Chief Operating Officer. "As noted, we have signed a Letter of Intent with a Midwest health system, making it the ninth middle-market health system to make use of Superior's healthcare-specific IT infrastructure. In consulting, we won new clinical transformation, application delivery, and revenue cycle engagements as well as strategic and IT planning engagements. We were awarded more than 20 consulting engagements, each valued in excess of $200,000, four of which are valued in excess of $1 million. We gained 25 new clients and $18.8 million in accepted consulting proposals during the third quarter. Year to date, we have achieved approximately $72 million in consulting sales, exceeding our original forecast of $56 million to $62 million for the entire year. And, during the course of all of this, we moved to our new corporate headquarters in Dearborn, Michigan," Huntzinger concluded.

OUTLOOK

"Superior anticipates a strong finish to 2004 and momentum into 2005," said Helppie. "In analyzing our outsourcing sales prospect pipeline, we show approximately a billion dollars in middle-market outsourcing opportunity. In addition, we are getting opportunities for larger contracts."

Superior expects continued growth in 2005 and the years beyond. The company has a rising revenue run rate, large backlog of sold work, and strong sales pipelines. The revenue backlogs for 2005 and 2006 are now $81.6 million and $55.5 million, respectively. The company's recurring revenue has provided greater visibility. For example, in comparing revenue backlogs as of the end of the third quarter in 2003 and 2004, the backlog has increased $142 million, from $217 million to $359 million, or 65%. Similarly, the revenue run rate for 2005 is anticipated to be at least $118 million at the end of 2004, and a comparable figure for the year prior would be $98 million.

For 2004, the company confirms its expectation to generate EBITDA of $8.9 million, prior to the effect of a non-cash charge related to the second quarter sale of the former headquarters office building, or $8.3 million after the effect of the non-cash charge related to the building sale, on revenue of $108 million. Earnings per basic share is expected to reach $0.17, or $0.23 before the effect of the non-cash charge related to the office building sale.

The revenue forecast for 2004 is based on revenue of $79.2 million for the first nine months, $26.7 million in fourth-quarter 2004 recognized revenue and revenue backlog, and current client indications of an additional $1.7 million.

The EBITDA and earnings per basic share forecasts are based on results achieved in the first nine months of 2004 and expected results for the fourth quarter.

The company's guidance is predicated on anticipated success in winning and servicing new outsourcing and consulting contracts, achievement of the anticipated revenue mix between outsourcing and consulting, and continued expense controls.

Superior anticipates some continued capital expenditures in connection with the launch and service of outsourcing relationships. The company expects to meet the capital and cash requirements through the associated outsourcing revenue streams, operating cash flow, and financing sources.

"Smart application of healthcare information technology can and does improve quality and reduce costs," concluded Helppie. "We are privileged to be chosen as partners by healthcare organizations on the front lines of change and honored to be supported by an outstanding work force."

Conference Call Broadcast:

Superior Consultant's senior executives will discuss the third quarter 2004 results during an investor teleconference scheduled for 11:00 a.m. eastern time on Friday, October 29, 2004. To listen to the broadcast, participants may log onto www.superiorconsultant.com and go to the "Investors" section of the Web site. We suggest you log onto the Web site 10 minutes prior to the conference call to download and install any necessary software.

Conference Call Replay:

An online replay will be available after 2:30 p.m. eastern time on Friday, October 29, 2004, under the "Investors" section of www.superiorconsultant.com.


Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to:
"anticipate," "believe," "intends," "estimates," "promises," "expect," "should," "conditioned upon" and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the healthcare market's acceptance of and demand for the company's offerings, demands upon and consumption of the company's cash and cash equivalent resources or changes in the company's access to working capital, regulatory changes and other factors affecting the financial constraints on the company's clients, competitive pressures (both domestic and foreign), the ability to successfully manage currency risk, obtain foreign work permits and otherwise successfully execute and manage international contracts, economic factors specific to healthcare, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration and the ability to integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company's reports on file with the Securities and Exchange Commission.


ABOUT SUPERIOR CONSULTANT HOLDINGS CORPORATION

Recipient of Frost & Sullivan's 2003 Best Bang for the Buck Award for providing services and solutions with the highest ratio of value to cost, Superior Consultant is a leading national provider of transformational outsourcing, management and information technology consulting services and solutions to the healthcare industry. Superior specializes in Digital Business Transformation(TM) services that enable clients to thrive in the information-driven economy, and its transformational outsourcing, management and information technology consulting services and solutions help clients plan and execute better business strategies and meet their fiscal challenges while advancing clinical quality. Superior's best practices outsourcing model includes a full range of flexible business process and information technology solutions, including data center services, 24/7/365 network monitoring and help desk services, facility management, interim management, and application outsourcing services. For 20 years, Superior has been recognized as an innovative leader within the healthcare industry and has been rewarded with full and partial outsourcing contracts, thousands of engagements, approximately 170 interim management assignments, and nearly 3,000 clients.

For more information on Superior Consultant Holdings Corporation simply dial 1-800-PRO-INFO and enter the Company ticker: SUPC (a no-cost fax-on-demand service) or visit the Company's Web site at http://www.superiorconsultant.com.

            SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                     SEPTEMBER 30,             DECEMBER 31,
                                 ASSETS                                                  2004                     2003
                                                                                         ----                     ----
Current assets
  Cash and cash equivalents                                                             $12,093                  $12,688
  Accounts receivable, net                                                               15,688                   12,592
  Other current assets                                                                    4,016                    4,000
                                                                                        -------                  -------

     Total current assets                                                                31,797                   29,280

Property and equipment, net                                                              26,407                   24,235
Other long-term assets                                                                      199                      338
                                                                                        -------                  -------

     Total Assets                                                                       $58,403                  $53,853
                                                                                        =======                  =======


                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Notes payable to bank                                                                 $ 4,400                  $ 1,900
  Other current liabilities                                                              18,224                   16,300
                                                                                        -------                  -------

     Total current liabilities                                                           22,624                   18,200

Senior subordinated debentures, net                                                       7,640                    7,552
Long-term liabilities                                                                     3,383                    5,185

Stockholders' equity                                                                     24,756                   22,916
                                                                                        -------                  -------

     Total Liabilities and Stockholders' Equity                                         $58,403                  $53,853
                                                                                        =======                  =======

            SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                          THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                          ------------------                  -----------------
                                                                SEPTEMBER 30,  JUNE 30,   SEPTEMBER 30,  SEPTEMBER 30, SEPTEMBER 30,
                                                                    2004         2004         2003          2004           2003
                                                                    ----         ----         ----          ----           ----
Revenue
      Consulting
           Revenue before reimbursements (net revenue)            $ 13,149     $ 13,767     $ 13,244       $ 40,085      $ 40,953
           Out-of-pocket reimbursements (1)                          1,875        1,911        1,698          5,245         5,348
                                                                  --------     --------     --------       --------      --------

                Total consulting revenue                            15,024       15,678       14,942         45,330        46,301

      Outsourcing
           Revenue before reimbursements (net revenue)              14,558       13,090        9,345         39,101        26,413
           Out-of-pocket reimbursements (1)                             55          101          174            264           399
                                                                  --------     --------     --------       --------      --------

                Total outsourcing revenue                           14,613       13,191        9,519         39,365        26,812
                                                                  --------     --------     --------       --------      --------

                    Consolidated revenue                            29,637       28,869       24,461         84,695        73,113

Cost of services
      Consulting
           Cost of services before reimbursements
                                (net cost of services)               8,024        8,123        8,285         24,592        25,460
           Out-of-pocket reimbursements (1)                          1,875        1,911        1,698          5,245         5,348
                                                                  --------     --------     --------       --------      --------

                Total consulting cost of services                    9,899       10,034        9,983         29,837        30,808

      Outsourcing
           Cost of services before reimbursements
                               (net cost of services)               12,707       11,577        8,057         34,096        23,332
           Out-of-pocket reimbursements (1)                             55          101          174            264           399
                                                                  --------     --------     --------       --------      --------

                Total outsourcing cost of services                  12,762       11,678        8,231         34,360        23,731
                                                                  --------     --------     --------       --------      --------

                    Consolidated cost of services                   22,661       21,712       18,214         64,197        54,539

Gross Profit
                Consulting                                           5,125        5,644        4,959         15,493        15,493
                Outsourcing                                          1,851        1,513        1,288          5,005         3,081
                                                                  --------     --------     --------       --------      --------

                    Consolidated gross profit                        6,976        7,157        6,247         20,498        18,574

Selling, general and administrative expenses                         6,037        6,044        6,493         18,004        19,863
Loss on sale of building                                                 -          562            -            562             -
                                                                  --------     --------     --------       --------      --------

                    Earnings (loss) from operations                    939          551         (246)         1,932        (1,289)

Other expense, net                                                    (251)        (205)        (344)          (712)         (573)
                                                                  --------     --------     --------       --------      --------

                    Earnings (loss) before income tax benefit          688          346         (590)         1,220        (1,862)

Income tax benefit                                                       -            -            -              -             -
                                                                  --------     --------     --------       --------      --------

                    Net earnings (loss)                           $    688     $    346     $   (590)      $  1,220      $ (1,862)
                                                                  ========     ========     ========       ========      ========


Net earnings (loss) per share
   Basic                                                          $   0.07     $   0.03     $  (0.06)      $   0.12      $  (0.17)
                                                                  ========     ========     ========       ========      ========
   Diluted                                                        $   0.06     $   0.03     $  (0.06)      $   0.10      $  (0.17)
                                                                  ========     ========     ========       ========      ========

Weighted average number of common
  shares outstanding
   Basic                                                            10,495       10,415        10,478         10,423        10,668
                                                                  ========     ========      ========       ========      ========
   Diluted                                                          11,926       11,849        10,478         11,812        10,668
                                                                  ========     ========      ========       ========      ========

            SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                 (In thousands)
                                   (Unaudited)

                                                                     THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                                     ------------------                    -----------------
                                                         SEPTEMBER 30,    JUNE 30,     SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                             2004           2004           2003           2004           2003
                                                             ----           ----           ----           ----           ----
GAAP to Non-GAAP Reconciliations:

   Consolidated revenue                                    $ 29,637       $ 28,869       $ 24,461       $ 84,695       $ 73,113
   Less: Out-of-pocket reimbursements (1)                    (1,930)        (2,012)        (1,872)        (5,509)        (5,747)
                                                           --------       --------       --------       --------       --------

   Net Revenue                                             $ 27,707       $ 26,857       $ 22,589       $ 79,186       $ 67,366
                                                           ========       ========       ========       ========       ========


  Operating expenses
      Consolidated cost of services                        $ 22,661       $ 21,712       $ 18,214       $ 64,197       $ 54,539
      Selling, general and administrative expenses            6,037          6,044          6,493         18,004         19,863
      Loss on sale of building                                    -            562              -            562              -
                                                           --------       --------       --------       --------       --------

           Operating expenses - GAAP                         28,698         28,318         24,707         82,763         74,402

      Less: loss on sale of building                              -           (562)             -           (562)             -
      Less: Out-of-pocket reimbursements (1)                 (1,930)        (2,012)        (1,872)        (5,509)        (5,747)
                                                           --------       --------       --------       --------       --------

           Operating expenses, as adjusted                 $ 26,768       $ 25,744       $ 22,835       $ 76,692       $ 68,655
                                                           ========       ========       ========       ========       ========



   Net earnings (loss) - GAAP                              $    688       $    346       $   (590)      $  1,220       $ (1,862)
   Loss on sale of building                                       -            562              -            562              -
                                                           --------       --------       --------       --------       --------

   Net earnings (loss), excluding loss on sale
      of building                                          $    688       $    908       $   (590)      $  1,782       $ (1,862)
                                                           ========       ========       ========       ========       ========

   Basic net earnings (loss) per share, excluding
      loss of sale of building                             $   0.07       $   0.09       $  (0.06)      $   0.17       $  (0.17)
                                                           ========       ========       ========       ========       ========

   Diluted net earnings (loss) per share, excluding
      loss of sale of building                             $   0.06       $   0.08       $  (0.06)      $   0.15       $  (0.17)
                                                           ========       ========       ========       ========       ========



   Net earnings (loss)                                     $    688       $    346       $   (590)      $  1,220       $ (1,862)
   Depreciation and amortization                              1,369          1,354          1,383          4,079          3,722
   Interest expense, net                                        251            205            301            712            521
   Income tax benefit                                             -              -              -              -              -
                                                           --------       --------       --------       --------       --------

   EBITDA                                                  $  2,308       $  1,905       $  1,094       $  6,011       $  2,381
                                                           ========       ========       ========       ========       ========

   2004 EBITDA, as reported                                               $  1,905                      $  6,011
   Adjustment for loss on sale of building                                     562                           562
                                                                          --------                      --------

   2004 EBITDA, adjusted for loss on sale of building,
         amounts used in 2004 annual EBITDA guidance                      $  2,467                      $  6,573
                                                                          ========                      ========


Capital expenditures, net of financing                     $  2,669       $  3,026       $  1,842       $  8,301       $  5,165
                                                           ========       ========       ========       ========       ========


Gross profit % - Consulting (1)                                39.0%          41.0%          37.4%          38.7%          37.8%
Gross profit % - Outsourcing (1)                               12.7%          11.6%          13.8%          12.8%          11.7%
Gross profit % - Consolidated (1)                              25.2%          26.6%          27.7%          25.9%          27.6%
SGA %                                                          21.8%          22.5%          28.7%          22.7%          29.5%
Headcount                                                       677            669            570            677            570


(1) In November 2001, the Financial Accounting Standards Board issued Staff Announcement Topic No. D-103, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred," which states that reimbursements received for out-of-pocket expenses should be characterized as revenue in the income statement. The application of Staff Announcement Topic No. D-103 does not have an impact on current or previously reported net earnings
(loss) or earnings (loss) per share. We will continue to use net revenue (revenue before out-of-pocket reimbursements) and net cost of services (cost of services before out-of-pocket reimbursements) to compute percentage and margin calculations, as well as for purposes of comparing the results of operations for the quarter ended September 30, 2004, to the quarters ended June 30, 2004, and September 30, 2003, and the nine months ended September 30, 2004 to the nine months ended September 30, 2003.